Exhibit 99.5

Execution Version

TRANSACTION AGREEMENT

dated as of

March 26, 2025

between

Adecoagro S.A.

and

Tether Investments, S.A. de C.V.

i

ii

Article 9
MISCELLANEOUS

Section 9.01.	Notices	36
Section 9.02.	Amendments and Waivers.	37
Section 9.03.	Company Disclosure Schedule and SEC Document References.	37
Section 9.04.	Binding Effect; Benefit; Assignment; Third Party Beneficiaries.	37
Section 9.05.	Successors and Assigns; Applicable Law; Jurisdiction and Venue	38
Section 9.06.	Counterparts; Effectiveness	38
Section 9.07.	Entire Agreement	39
Section 9.08.	Severability	39
Section 9.09.	Specific Performance	39

Annex I	Offer Conditions
Exhibit A	Registration Rights Agreement
Exhibit B	Amended Articles of Association

iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of March 26, 2025, between Tether Investments, S.A. de C.V., an El Salvador corporation (the “Purchaser”), and Adecoagro S.A., a Luxembourg stock corporation (the “Company”). The Purchaser and the Company are referred to herein collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser has agreed to commence a tender offer to purchase up to 49,596,510 common shares, nominal value $1.50 per share, of the Company (“Shares”) (such number of Shares, subject to adjustment as set forth herein, the “Maximum Share Number”), at a price of $12.41 per Share (the “Offer Price”), without interest, net to the seller in cash (such tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company Board has unanimously determined that the Offer and the other Transactions (as defined herein) are fair to the Company’s shareholders, and the Company Board has approved this Agreement and the Transactions, including the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Purchaser’s willingness to enter into this Agreement and consummate the Offer, the Company and the Purchaser are entering into the Registration Rights Agreement substantially in the form attached as Exhibit A (the “Registration Rights Agreement”); and

WHEREAS, the Purchaser and the Company have discussed the Company’s business strategy and the Purchaser contemplates that the Company’s current business segments will be retained following the Acceptance Time, with the flexibility to grow both organically and through acquisitions in each segment and/or other new segments, as the case may be.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and obligations contained herein, the Parties agree as follows:

Article 1
DEFINITIONS

Section 1.01.      Definitions.

(a)           As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the Offer and the other Transactions, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of the Company Entities or 20% or more of any class of equity or voting securities of the Company or of any of the other Company Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company Entities, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of the other Company Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company Entities, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or involving any of the other Company Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company Entities.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Company Articles” means the Company’s Articles of Association filed with Registre de Commerce et des Sociétés on April 20, 2022.

“Company Audited Financial Statements” means the audited consolidated statements of financial position, income, comprehensive income, changes in shareholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, and the respective notes thereto, as set forth in the Company’s Form 6-K submitted to the SEC on March 13, 2025.

“Company Balance Sheet Date” means December 31, 2024.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” means the recommendation of the Company Board that the shareholders of the Company accept the Offer and tender (and not withdraw) their Shares pursuant to the Offer.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to the Purchaser.

“Company Entities” means, collectively, the Company and all of its direct and indirect Subsidiaries, and “Company Entity” means any of the Company Entities.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company Entities, taken as a whole or (ii) the ability of the Company to consummate any of the Transactions prior to the End Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in the market price or trading volume of the Company’s stock (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect); (b) the general conditions or trends in the industries in which the Company Entities operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas; (c) any enactment of, or change or proposed change in, any Applicable Law or IFRS or any interpretation thereof following the date of this Agreement; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets); (e) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate; (f) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (g) any failure in and of itself of the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (g) will not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (h) any action (A) taken by or at the express written request of, or with the written approval or consent of the Purchaser or (B) that is outside the ordinary course of business consistent with past practice but is expressly required to be taken (or not taken) by the Company under the terms of this Agreement or the other Transaction Documents; (i) matters that arise from any actions taken by the Purchaser or any of its Affiliates impacting the Company Entities or material breach of this Agreement or the other Transaction Documents by the Purchaser or any of its Affiliates; (j) the execution, announcement or pendency of this Agreement or the terms hereof (including the identity of Purchaser) or the announcement, pendency or consummation of the Transactions; or (k) any of the matters expressly disclosed (but only to the extent expressly disclosed) in the Company Disclosure Schedule; provided, however, that in the case of each of clauses (a)-(f), any such Event to the extent it disproportionately affects the Company Entities, taken as a whole, relative to other participants in the industries or geographical areas in which the Company Entities operate will not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means any option to purchase Shares, including any option to purchase Shares awarded under any Company Stock Plan.

“Company Restricted Share” means any Share awarded under any Company Stock Plan that is subject to satisfaction of vesting or other forfeiture conditions.

“Company SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company together with any exhibits and schedules thereto and other information incorporated therein.

“Company Stock Plans” means, collectively, (a) the Adecoagro S.A. Tenth Amended and Restated Restricted Share and Restricted Stock Unit Plan, (b) the Amended and Restated Adecoagro/IFH 2004 Stock Incentive Option Plan, and (c) any other equity or equity-based compensation plan that is sponsored or maintained by any of the Company Entities that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of any of the Company Entities, in each case, as amended from time to time.

“Competition Law” means any Applicable Law designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement or (ii) review investments by foreign investors, to the extent applicable to the transactions contemplated by this Agreement, including the competition or antitrust laws of any jurisdiction and other investment laws of any jurisdiction.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Fully Diluted Shares” means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to any then-outstanding Company Securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof. For the avoidance of doubt, “Fully Diluted Shares” shall not include any Shares held by the Company as treasury stock.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“IFRS” means International Financial Reporting Standards.

“knowledge” of the Company means the actual knowledge of the Persons listed in Section 1.01(a) of the Company Disclosure Schedule.

“LCA” means the Luxembourg Companies Act.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nondisclosure Agreement” means the Nondisclosure Agreement dated as of February 24, 2025, between the Purchaser and the Company.

“NYSE” means the New York Stock Exchange.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities applicable to the assets or business of any of the Company Entities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Period” means the period from the date of this Agreement through the earlier of the Acceptance Time or the date of termination of this Agreement in accordance with Section 7.01.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Purchaser Material Adverse Effect” means a material adverse effect on the Purchaser’s ability to consummate the Offer or any of the other Transactions.

“Representatives” of a Person means the officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, board of managers or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal not solicited in violation of Section 5.02 that the Company Board determines in good faith, after receiving and considering the advice of the Company’s outside financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal (including the likelihood of consummation), are more favorable to the Company’s shareholders than the Offer (taking into account any proposal by the Purchaser to amend the terms of this Agreement or the terms of the Offer pursuant to Section 5.02(c)).

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Offer Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any of the Company Entities to a Governmental Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of any of the Company Entities for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement, but other than any such agreement or arrangement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

“Tax Return” means any report, return, document, declaration or other information or other Filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Purchaser or any of its Affiliates.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, and the Amended Articles.

“Transactions” means the Offer, the acceptance for payment and acquisition of Shares pursuant to the Offer, and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge or otherwise transfer such Company Securities or any economic participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Triggering Event” means any of the following: (i) the Company Board shall have failed to unanimously recommend that the Company’s shareholders accept the Offer and tender their Shares pursuant to the Offer, or shall have withdrawn or modified in a manner adverse to the Purchaser the Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (iii) the Company Board shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	5.02(b)
Acceptance Time	2.01(d)
Agreement	Preamble
Alternative Transferee	6.06(b)
Amended Articles	6.07
Company	Preamble
Company Securities	3.05(e)
Compensation Program	6.10
Distribution Policy	6.07
Discussion Period	6.06(b)
End Date	7.01(b)(i)
Expiration Time	2.01(c)
Independent Directors	6.06(b)
Indemnified Persons	6.09
Lock-Up Period	6.06
Material Sale Terms	6.06(b)
Maximum Share Number	Recitals
Minimum Condition	Annex I
Minimum Share Number	Annex I
Negotiation Period	5.02(c)
Notice Period	6.06(b)
Objection Notice	6.06(b)
Offer	Recitals
Offer Closing Date	2.01(d)
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Recitals
Owned Real Property	3.09
Party/Parties	Preamble
Proposed Transferee	6.06(b)
Purchaser	Preamble
Registration Rights Agreement	Recitals
Schedule 14D-9	2.02(d)
Schedule TO	2.01(f)
Shares	Recitals
Significant Sale Transaction	6.06(b)

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein, will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation will be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if”. The word “or” is not exclusive. The word “will” will be interpreted to express a command. The term “dollars” and character “$” shall mean United States dollars.

Article 2
THE OFFER

Section 2.01.      The Offer.

(a)           Provided that this Agreement has not been terminated in accordance with Section 7.01, as promptly as practicable after the date hereof, but in no event later than ten Business Days following the date of this Agreement, the Purchaser will commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer will be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”), except to the extent that Purchaser may (to the extent not prohibited hereby) waive any of the Offer Conditions. The date on which the Purchaser commences the Offer is referred to as the “Offer Commencement Date.”

(b)           The Purchaser expressly reserves the right to (i) waive any of the Offer Conditions, (ii) increase the Offer Price and (iii) make any change in the terms of or conditions to the Offer not inconsistent with the terms of this Agreement; provided that the Purchaser’s right to waive any Offer Condition is subject to the last paragraph of Annex I hereto; and provided further, that, without the prior written consent of the Company, the Purchaser will not:

(i)           decrease the Offer Price;

(ii)           amend, modify or waive the Minimum Condition or the conditions set forth in clauses (a), (c)(i) or (c)(ii) of Annex I;

(iii)           change the form of consideration to be paid in the Offer;

(iv)           extend or otherwise change the Expiration Time of the Offer except as provided herein;

(v)           change the Maximum Share Number;

(vi)           otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such, or that would, individually or in the aggregate, materially impair or prevent or delay beyond the End Date (as extended) Purchaser’s ability to consummate the Offer; or

(vii)           impose conditions to the Offer other than the Offer Conditions.

(c)           Unless extended as provided in this Agreement, the Offer will expire at midnight, New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing: the Purchaser will extend the Offer (i) for one or more consecutive increments of not more than ten (10) Business Days from time to time if, at the then-scheduled expiration time of the Offer, any of the Offer Conditions has not been satisfied or (to the extent permitted hereby) waived by the Purchaser and (ii) for any period required by (x) any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or (y) the rules and regulations of the NYSE or Applicable Law; provided that notwithstanding anything herein to the contrary, in no event shall Purchaser be required to extend the Offer beyond the earlier of (A) the End Date (as extended) and (B) the valid termination of this Agreement in accordance with its terms (such earlier occurrence, the “Extension Deadline”). The time when the Offer expires (taking into account any permitted or required extensions in accordance with this Section 2.01(c)) is referred to herein as the “Expiration Time.” The Purchaser will not terminate or withdraw the Offer prior to the then-scheduled expiration time of the Offer unless this Agreement is validly terminated in accordance with its terms. In the event that this Agreement is terminated, the Purchaser will promptly, irrevocably and unconditionally terminate the Offer. In the event that the Offer is terminated, the Purchaser will not acquire any Shares pursuant to the Offer and will cause any depositary acting on its behalf to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(d)           Subject to the terms and conditions set forth in this Agreement (including Section 2.01(e)) and to the satisfaction or waiver of the Offer Conditions in accordance with this Agreement, the Purchaser will (i) accept for payment, as promptly as practicable (and in any event within one Business Day) after the Expiration Time (or, if proration is required under Section 2.01(e), after the final proration factor is determined) all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”, and the date on which the Acceptance Time occurs, the “Offer Closing Date”), and (ii) promptly thereafter (and in any event no later than one Business Day) pay for such Shares.

(e)

(i)           If and to the extent that a number of Shares in excess of the Maximum Share Number are validly tendered and not withdrawn pursuant to the Offer, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of Shares validly tendered and not withdrawn by each tendering holder of Shares will be deemed decreased on a pro rata basis (subject to Section 2.01(e)(ii)) based on the number of Shares validly tendered and not withdrawn by each tendering shareholder (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of Shares accepted for payment, and paid for, by the Purchaser in the Offer will be equal to the Maximum Share Number. The Parties acknowledge and agree that if such proration is necessary, the Purchaser will determine the final proration factor in accordance with the immediately preceding sentence (and subject to Section 2.01(e)(ii)) promptly (and in any event within three Business Days) after the Offer Closing Date).

(ii)           The Parties acknowledge and agree that the final proration factor for the Offer will be determined in accordance with Rule 14d-8 of the Exchange Act.

(f)           On the Offer Commencement Date, the Purchaser will (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) that will include the summary term sheet required thereby and, as exhibits, the offer to purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws. The Purchaser will use its reasonable best efforts to ensure that the Schedule TO, and any amendments or supplements thereto comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Purchaser and the Company agrees to promptly respond to any comments of the SEC or its staff and to promptly correct any information provided by it or on its behalf for use in the Schedule TO and the Offer Documents if and to the extent that such information has become (or has become known to be) false or misleading in any material respect. The Purchaser will use its reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of the NYSE. The Company will furnish to the Purchaser the information relating to the Company required by the Exchange Act to be set forth in the Schedule TO and the Offer Documents. The Company and its counsel will be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Document each time before any such document is filed with the SEC, and the Purchaser will give reasonable and good faith consideration to any comments timely made thereon by the Company and its counsel. The Purchaser will provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration will be given), including by using reasonable best efforts to give the Company the opportunity to participate with the Purchaser and its counsel in any substantive discussions or meetings with the SEC.

(g)           The Purchaser shall use its reasonable best efforts to keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, use its reasonable best efforts to provide the Company as soon as practicable with the most recent report then available from the depositary agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 2.02.      Company Actions.

(a)           The Company hereby (i) consents to the Offer and (ii) subject to and without limiting Section 2.02(b) and Section 5.01(a)(ii), (x) consents to the inclusion of the Company Board Recommendation in the Offer Documents, and (y) agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to the Purchaser, and that no resolution of the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to the Purchaser shall be adopted.

(b)           Notwithstanding anything in this Agreement to the contrary, the Company Board Recommendation may be withdrawn or modified in a manner adverse to the Purchaser at any time prior to the Acceptance Time if: (A) (i) an Acquisition Proposal is made that did not result directly or indirectly from a breach of this Section 2.02 or Section 5.01(a)(ii) that the Company Board has concluded in good faith (after receiving and considering the advice of the Company’s outside financial advisor and outside legal counsel) would, if this Agreement or the Offer were not amended or an alternative transaction with the Purchaser were not entered into, be a Superior Proposal; (ii) the Company provides written notice to the Purchaser of its intention to consider withdrawing or modifying the Company Board Recommendation on the basis of such Acquisition Proposal on or prior to the date four (4) Business Days prior to the Company Board withdrawing or modifying the Company Board Recommendation, including, if not already provided, a description of the material terms of such Acquisition Proposal; (iii) the Company complies with the provisions of Section 5.02(c) with respect to such Acquisition Proposal and following the Negotiation Period described in Section 5.02(c), the Company Board reasonably determines in good faith, after receiving and considering the advice of the Company’s outside financial advisor and outside legal counsel, and after taking into account any written proposal submitted to the Company by the Purchaser to amend this Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by Section 5.02(c), that such Acquisition Proposal still constitutes a Superior Proposal and that the failure to withdraw or modify the Company Board Recommendation in a manner adverse to the Purchaser would be inconsistent with the Company Board’s fiduciary obligations under Applicable Law; or (B)(i) there is a material event, change or development in circumstances arises after the date hereof with respect to the Company that was neither known by nor reasonably foreseeable to the Company Board or management of the Company as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”), (ii) the Company provides written notice to the Purchaser of its intention to consider withdrawing or modifying the Company Board Recommendation on the basis of such Intervening Event on or prior to the date four (4) Business Days prior to the Company Board withdrawing or modifying the Company Board Recommendation, including, if not already provided, a reasonably detailed description of such Intervening Event, (iii) the Company negotiates, and causes its Representatives to negotiate, in good faith with the Purchaser and its Representatives with respect to any proposed changes by the Purchaser to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the Transactions (or with respect to other proposals made by the Purchaser), and (iv) the Company Board reasonably determines in good faith, after receiving and considering the advice of the Company’s outside financial advisor and outside legal counsel, and after taking into account any written proposal submitted to the Company by the Purchaser to amend this Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by clause (iii) above, that the failure to withdraw or modify the Company Board Recommendation in a manner adverse to the Purchaser would be inconsistent with the Company Board’s fiduciary obligations under Applicable Law.

(c)           The Company will, or will cause its transfer agent to, as promptly as practicable, furnish the Purchaser with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date together with copies of all lists of shareholders, security position listings, participant lists from Computershare and computer files (including a “non-objecting beneficial owners” list), in each case in the Company’s possession or control, and such other information or assistance as the Purchaser may reasonably request in communicating the Offer to holders of Shares. Except as may be necessary to disseminate the Offer Documents, the Purchaser will hold in confidence the information contained in any such labels, listings and files in accordance with the Nondisclosure Agreement, will use such information only in connection with the Offer and, if this Agreement is terminated, will return or destroy all copies and any extracts or summaries of such information then in their possession or control; provided that the Purchaser and each of its agents may each retain one copy of any such information to the extent necessary to comply with Applicable Law.

(d)           On the Offer Commencement Date, as soon as practicable after the Schedule TO has been filed pursuant to Section 2.01(f), the Company will (i) file with the SEC and (ii) to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.02(b), shall reflect the Company Board Recommendation. The Company will use its reasonable best efforts to ensure that the Schedule 14D-9, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Company and the Purchaser agrees to promptly respond to any comments of the SEC or its staff and to promptly correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information has become (or has become known to be) false or misleading in any material respect. The Company will use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of the NYSE. The Purchaser will furnish to the Company the information relating to the Purchaser required by the Exchange Act to be set forth in the Schedule 14D-9. The Purchaser and its counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company will give reasonable and good faith consideration to any comments made by the Purchaser and its counsel. The Company will provide the Purchaser and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration will be given), including by using reasonable best efforts to give the Purchaser the opportunity to participate with the Company or its counsel in any substantive discussions or meetings with the SEC.

Section 2.03.      Directors.

(a)           Effective upon the Acceptance Time, the Purchaser shall be entitled to designate, to serve on the Company Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board effected pursuant to this Section 2.03(a)); by (ii) a fraction having a numerator equal to the aggregate number of Shares then beneficially owned by the Purchaser (including all Shares accepted for payment pursuant to the Offer), and having a denominator equal to the total number of Shares then issued and outstanding, and the Purchaser shall have the right to cause one of the directors so designated by it to serve as the Executive Chairman of the Company. Promptly following a request from the Purchaser, and if such request is received at least ten (10) days prior to the Acceptance Time, then not later than the Acceptance Time, the Company shall cause the Purchaser’s designees to be elected or appointed to the Company Board, including seeking and accepting resignations of incumbent directors, such resignations to be delivered to the Purchaser prior to the Acceptance Time but effective as of the Acceptance Time. From and after the Acceptance Time, to the extent requested by the Purchaser, the Company shall also use commercially reasonable efforts to cause individuals designated by the Purchaser to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company Board and (2) the board of directors of each other Company Entity (and each committee thereof) that represents at least the same percentage as individuals designated by the Purchaser represent on the Company Board.

(b)           In connection with the performance of its obligations to cause the Purchaser’s designees to be elected or appointed to the Company Board, each of the Company and the Purchaser shall use its commercially reasonable efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt from Purchaser of the information with respect to the Purchaser and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder).

Section 2.04.      Withholding Rights. Notwithstanding any provision contained herein to the contrary, the Purchaser and the depositary for the Offer will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Purchaser or the depositary for the Offer so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Purchaser or the depositary for the Offer made such deduction and withholding.

Section 2.05.      Adjustments. If, during the period between the date of this Agreement and the Offer Closing Date, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) has been changed into a different number of Shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, the Minimum Share Number, the Maximum Share Number, the Offer Price and any other amounts payable pursuant to this Agreement will be appropriately adjusted. Nothing in this Section 2.05 will be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.03, except (i) as disclosed in any Company SEC Documents filed by the Company with the SEC since January 1, 2023 and at least two (2) Business Days prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents), or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Purchaser as follows:

Section 3.01.      Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Luxembourg (to the extent such concept exists under the Applicable Law of Luxembourg), including the LCA, and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified or registered to do business and is in good standing in each jurisdiction where such qualification or registration is necessary, except for those jurisdictions where failure to be so qualified or registered would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Purchaser (through the Company SEC Documents) true and complete copies of the Company Articles as in effect as of the date hereof.

(b)           Neither the Company nor any other Company Entity owns any capital stock of, or any equity interest of any nature in, any Person that is not a Company Entity. Each of the Company Entities (other than the Company) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists under the Applicable Law of such jurisdiction), and has all corporate or other entity powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each of the Company Entities (other than the Company) is duly qualified or registered to do business and is in good standing in each jurisdiction where such qualification or registration is necessary, except for those jurisdictions where failure to be so qualified or registered would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Purchaser true and complete copies of the articles of association, articles or certificate of incorporation or other applicable organizational documents of each of the Company Entities (other than the Company) as in effect as of the date hereof.

Section 3.02.      Corporate Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the Transactions, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Subject to Section 6.07, no vote of the holders of any of the Company’s capital stock is necessary in connection with the Offer or the other Transactions. This Agreement and the other Transaction Documents to which the Company is a party each constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)           At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement, the other Transaction Documents and the Transactions, including the Offer, are fair to the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement and each other Transaction Document to which the Company is a party, and the Transactions, including the Offer, and (iii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares into the Offer.

Section 3.03.      Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the Transactions, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of any Competition Laws, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. federal securities laws, (iii) compliance with any applicable requirements of the NYSE, and (iv) any other actions or Filings the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04.      Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles or any other organizational document of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Company Entities is entitled under any provision of any Contract binding on, or any Permit of, any of the Company Entities (or any Contract to which any of their respective assets is subject), or (iv) result in the creation or imposition of any Lien on any asset of any of the Company Entities, except, in the case of the preceding clauses (ii)-(iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05.      Capitalization.

(a)           The authorized capital stock of the Company consists of 146,858,178 Shares.

(b)           As of the date of this Agreement, there are issued 111,381,815 Shares, of which 99,993,156 are outstanding. All outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable, free and clear of any Liens and free of any preemptive or similar rights.

(c)           As of the date of this Agreement, there are (i) 1,269,446 Shares issuable under Company Options outstanding, (ii) 2,396,797 Company Restricted Shares outstanding and (iii) 644,439 Shares reserved and available for future issuance under the Company Stock Plans. All outstanding Company Options and Company Restricted Shares have been duly authorized and validly issued, and are fully paid and nonassessable, free and clear of any Liens and free of any preemptive or similar rights. The number of Fully Diluted Shares as of the date of this Agreement is 101,262,602.

(d)           Other than the Company Restricted Shares set forth in Section 3.05(c), there are no equity or equity-based awards outstanding under any Company Stock Plan.

(e)           There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 3.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any of the Company Entities to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of the other Company Entities is a party to any voting agreement with respect to the voting of any Company Securities. There are no Company Securities or instruments containing anti-dilution, adjustments, modifications or similar provisions that will be triggered by the Offer or the Transactions.

(f)           No Shares or other Company Securities are owned by any of the Company Entities.

Section 3.06.      SEC Filings. The Company timely has filed with or furnished to the SEC, all Company SEC Documents. The Company has made available to the Purchaser true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the applicable requirements of the NYSE, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, the Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The Company is in compliance in all material respects with applicable continued listing requirements of the NYSE.

Section 3.07.      Financial Statements. The Company Audited Financial Statements (a) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements), and (c) fairly present in all material respects, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 3.08.      Disclosure Documents.

(a)           The Schedule 14D-9 will, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other Applicable Law.

(b)           None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information furnished or otherwise provided to the Company by or on behalf of the Purchaser for inclusion in the Schedule 14D-9.

Section 3.09.      Properties. Section 3.09 of the Company Disclosure Schedule sets forth a true and complete list of the real properties owned by the Company Entities (the “Owned Real Property”) as of the date of this Agreement. Except as would not be material to the Company Entities, as of the date of this Agreement the Company Entities have good title to all Owned Real Property.

Section 3.10.      No Undisclosed Liabilities. There are no liabilities or obligations of any of the Company Entities of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company’s balance sheet as of the Company Balance Sheet Date (or the notes thereto), (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract or violation of Applicable Law), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement, the other Transaction Documents and the Transactions, (iv) liabilities or obligations under Contracts existing as of the date of this Agreement or entered into after the date hereof to the extent permitted under Section 5.01 (excluding liabilities arising out of any breach or default under such Contracts), and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11.      Compliance with Laws and Court Orders. Except as has not been, and would not reasonably be expected to be, material to the Company Entities, taken as a whole, Company and each of the other Company Entities is, and since January 1, 2024, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits. As of the date of this Agreement, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against or affecting any of the Company Entities that prevents, enjoins, alters or materially delays the Offer or any of the other Transactions. Except as has not been, and would not reasonably be expected to be, material to the Company Entities, taken as a whole, the Company and each of the other Company Entities has all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

Section 3.12.      Proceedings. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company, any of the other Company Entities, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of the other Company Entities may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator, in each case, except as has not been, and would not reasonably be expected to be, material to the Company Entities, taken as a whole.

Section 3.13.      Finders’ Fees. Except as set forth on Section 3.13 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of the other Company Entities in connection with the Transactions or the other Transaction Documents. The Company has disclosed to the Purchaser all material terms of all agreements under which any such fee or commission has been paid or may become payable and all indemnification agreements and other Contracts related to any such arrangements.

Section 3.14.      Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. No “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law apply to this Agreement or any other Transaction Document or any of the Transactions.

Section 3.15.      No Other Representations and Warranties. Except as set forth in this Agreement or in any of the other Transaction Documents, the Company has not made any representation or warranty, express or implied, to the Purchaser in connection with this Agreement or any of the Transactions. Notwithstanding the foregoing, nothing contained in this Agreement shall limit, or constitute a waiver of, any right of the Purchaser to bring a claim, or obtain any remedy for, any fraudulent acts or omissions or intentional misrepresentations of the Company whether or not contained in the representations or warranties of the Company under this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

Section 4.01.      Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.02.      Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement, and the execution, delivery and performance by the Purchaser of each other Transaction Document to which the Purchaser is a party, and the consummation by the Purchaser of the Offer and the other Transactions, are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Transaction Document to which the Purchaser is a party constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03.      Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement, and the execution, delivery and performance by the Purchaser of each other Transaction Document to which the Purchaser is a party, and the consummation by the Purchaser of the Offer and the other Transactions, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of any Competition Laws, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. federal securities laws, (iii) compliance with any national securities exchange on which the securities of the Purchaser or any of its Affiliates are listed or any other applicable listing authority and (iv) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.04.      Non-contravention. The execution, delivery and performance by the Purchaser of this Agreement, and the execution, delivery and performance by the Purchaser of each other Transaction Document to which the Purchaser is a party, and the consummation by the Purchaser of the Offer and the other Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under any provision of any Contract binding upon, or any Permit of, the Purchaser (or any Contract to which any of its assets is subject), or (iv) result in the creation or imposition of any Lien on any asset of the Purchaser.

Section 4.05.      Litigation. There is no Proceeding pending against or, to the knowledge of the Purchaser, threatened against the Purchaser, any of its Affiliates, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Purchaser or any of its Affiliates may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.06.      Disclosure Documents.

(a)           The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other Applicable Law.

(b)           None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion in the Schedule 14D-9 or Offer Documents will, at the time the Schedule 14D-9 and the Offer Documents are mailed to the shareholders of the Company or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, the Purchaser makes no representation or warranty with respect to any information furnished or otherwise provided to the Purchaser by or on behalf of the Company for inclusion in the Offer Documents.

Section 4.07.      Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 4.08.      Financing. The Purchaser has, and will have as of the Offer Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Offer in accordance with the terms hereof and to make payment of any other amounts to be paid by it hereunder.

Section 4.09.      No Other Representations and Warranties. Except as set forth in this Agreement or in any of the other Transaction Documents, the Purchaser has not made any representation or warranty, express or implied, to the Company in connection with this Agreement or any of the Transactions. Notwithstanding the foregoing, nothing contained in this Agreement shall limit, or constitute a waiver of, any right of the Company to bring a claim, or obtain any remedy for, any fraudulent acts or omissions or intentional misrepresentations of the Purchaser whether or not contained in the representations or warranties of the Purchaser under this Agreement.

Article 5
COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01.      Conduct of the Business of the Company Entities.

(a)           During the Pre-Closing Period, the Company will, and will cause each of any of the other Company Entities to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Pre-Closing Period, (i) the Company will, and will cause each of the other Company Entities to, use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect its Permits, (C) keep available the services of its directors, officers, key employees and key consultants, and (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it, and (ii) except (x) as required by or expressly contemplated by this Agreement, (y) as set forth in Section 5.01 of the Company Disclosure Schedule or (z) with the prior written consent of the Purchaser, the Company will not, nor will it permit any of the other Company Entities to:

(i)              take any actions outside of the ordinary course of business of such Company Entity consistent with past practice;

(ii)            (x) split, combine or reclassify any shares of its capital stock, (y) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except (A) for dividends payable by any of the other Company Entities or (B) pursuant to the Distribution Policy or (z) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities, other than, in the case of this clause (z), in connection with (A) the formation of any Subsidiary of the Company or (B) (1) the satisfaction by the Company of tax withholding obligations upon exercise of Company Options and/or the vesting or settlement of any Company Restricted Shares, (2) exercise price net settlements upon exercise of Company Options and (3) forfeiture of any Company Restricted Shares, in the case of this clause (B) in accordance with the applicable Company Stock Plan and the applicable award agreement;

(iii)           except as set forth in Section 6.11, issue, sell or otherwise deliver any Company Securities, other than the issuance or transfer of any Shares upon the exercise of Company Options that are outstanding on the date hereof in accordance with their terms;

(iv)           merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(v)           amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, or otherwise modify any of the terms of any outstanding Company Option or Company Restricted Share; provided, however, that this provision shall not prevent the acceleration of vesting under any Company Option or Company Restricted Share outstanding as of the date of this Agreement in connection with the consummation of the Offer and the other Transactions; or

(vi)           authorize, agree, resolve or commit to do any of the foregoing.

(b)           During the Pre-Closing Period, each of the Company and Purchaser shall, promptly upon obtaining knowledge of any inaccuracy of any representation or warranty made by such Party contained in this Agreement, any failure of such Party or its Affiliates to comply with any of the covenants or agreements hereunder applicable to them, or any other facts and circumstances, in each case, that would reasonably be expected to cause any of the conditions set forth in Annex I not to be satisfied by the End Date (as extended), and in the case of the Company, any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Company Material Adverse Effect, notify the other Party in writing of such inaccuracy, failure or other facts and circumstances; provided that any good faith failure by the Company to provide such prompt written notice to the Purchaser shall not in and of itself constitute a breach of this Section 5.01(b) that results in the failure of the condition set forth in clause (c)(v) of Annex I.

Section 5.02.      No Solicitation; Other Offers.

(a)           During the Pre-Closing Period, neither the Company nor any of the other Company Entities will, nor will the Company or any of the other Company Entities authorize (including through any Person that is not a Representative) or permit any of its or their Representatives to, directly or indirectly: (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of the other Company Entities or afford access to the business, properties, assets, books or records of the Company or any of the other Company Entities to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the Offer and the other Transactions; (iv) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of the other Company Entities; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section 5.02(a) by any Representative of the Company or of any of the other Company Entities will be a breach of this Section 5.02(a) by the Company; provided that for purposes of this Section 5.02, the definition of “Representatives” shall be deemed to mean the officers, directors, managers, attorneys, investment bankers or other third-party agents or representatives of the Company and the other Company Entities.

(b)           Notwithstanding Section 5.02(a) or Section 2.02(a), at any time prior to the Acceptance Time:

(i)           the Company, directly or indirectly through its Representatives, (A) provided that the Company has complied with Section 5.02(a), may engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes is or would reasonably be expected to lead to a Superior Proposal, (B) shall furnish the Purchaser with a copy of the Acquisition Proposal promptly (and in any event within one Business Day) following receipt, and thereafter keep Purchaser promptly informed of all material changes thereto and material developments with respect thereto, and (C) may furnish to such Third Party or its Representatives non-public information relating to the Company or any of the other Company Entities pursuant to a confidentiality agreement with such Third Party with terms in all material respects no less favorable to the Company than those contained in the Nondisclosure Agreement and other terms necessary to permit the Company to comply with its obligations to the Purchaser pursuant to this Section 5.02 (an “Acceptable Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to the Purchaser) is provided or made available to the Purchaser, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii)           subject to compliance with Section 5.02(c), if the Company has received a Superior Proposal, then the Company Board may cause the Company to terminate this Agreement pursuant to and in accordance with Section 7.01(d)(i) in order to enter into a definitive agreement providing for such Superior Proposal on the terms disclosed to the Purchaser pursuant to Section 5.02(c).

Notwithstanding anything to the contrary contained in this Agreement, provided that the Company has complied with Section 5.02(a), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party solely to clarify the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal or (y) direct any such Third Party to this Agreement, including the specific provisions of this Section 5.02(b). In addition, without limiting any other provision of this Section 5.02(b), the Company Board is permitted to comply with Rule 14d-9 (including Item 1012(a) of Regulation M-A under the Exchange Act) and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal.

(c)           The Company will not at any time prior to the Acceptance Time, following receipt of a Superior Proposal pursuant to Section 5.02(b)(ii), terminate this Agreement pursuant to Section 7.01(d)(i) in order to enter into a definitive agreement in respect thereof, or withdraw or modify in a manner adverse to the Purchaser the Company Board Recommendation, unless: (i) the Company promptly provides written notice to the Purchaser at least four (4) Business Days before taking such action of its intention to do so (such four (4)-Business Day period, the “Negotiation Period”); (ii) such notice attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated; (iii) during the Negotiation Period, the Company negotiates, and causes its Representatives to negotiate, in good faith with the Purchaser and its Representatives with respect to any proposed changes by the Purchaser to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the Transactions (or with respect to other proposals made by the Purchaser); (iv) the Purchaser does not make, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal will require a new written notification from the Company and a new four (4)-Business Day period under this Section 5.02(c), which will also be deemed to be a “Negotiation Period” under this Section 5.02(c)); and (v) after the expiration of the Negotiation Period, the Company Board shall have determined in good faith, after receiving and considering the advice of the Company’s outside financial advisor and outside legal counsel, that such Acquisition Proposal still constitutes a Superior Proposal.

Section 5.03.      Access and Investigation. During the Pre-Closing Period, the Company shall, and shall cause the respective Representatives of the Company Entities, following notice from the Purchaser to the Company in accordance with this Section 5.03, to provide the Purchaser and its Representatives with reasonable access during normal business hours to the Representatives of the Company Entities and to inspect all assets, Contracts, books and records and Tax Returns of the Company Entities and all other financial, operating and other data and information of the Company Entities, as the Purchaser may reasonably request for the purposes of preparing for the consummation of the Offer and determining the satisfaction of the Offer Conditions; provided, however, that any such access shall be conducted at Purchaser’s expense and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Entities. The Purchaser shall schedule and coordinate all inspection with the Company and shall give the Company reasonable prior written notice thereof setting forth the scope of the inspection that the Purchaser or its Representatives intend to conduct or review, as applicable. The Company shall be entitled to have its Representatives present at all times during any such inspection. No information or knowledge obtained in any investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 5.04.      Disclosures to Governmental Authorities. Without limiting the effect of any of the Parties’ other obligations set forth in this Agreement, during the Pre-Closing Period, before filing any document with or furnishing any document to the SEC or any other Governmental Authority, each of the Company and the Purchaser shall consult with the other Party regarding, and wherever practicable allow the other Party a reasonable time to review and comment on, the proposed content of such document.

Section 5.05.      Takeover Statutes. The Company will: (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, use commercially reasonable efforts to take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 5.06.      Shareholder Litigation. During the Pre-Closing Period, the Company will promptly advise the Purchaser of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Offer or the other Transactions or the other Transaction Documents and will keep the Purchaser reasonably informed regarding any such Proceeding, including promptly providing information with respect to any material developments relating thereto. The Company will control the defense of any such Proceeding; provided that the Company shall give the Purchaser the right to review and comment on all material filings or responses to be made by the Company in connection with any such Proceeding. The Company will not agree to any settlement of any such Proceeding without the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Article 6
COVENANTS OF THE PARTIES

The Parties agree that:

Section 6.01.      Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Company and the Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions; provided that the Parties understand and agree that neither the Purchaser nor the Company will be required to (and neither the Company nor any of the other Company Entities will without the Purchaser’s prior written consent) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of the Purchaser’s or the Company’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions, (C) litigate, challenge or take any action with respect to any action or Proceeding by any Governmental Authority or (D) agree to do any of the foregoing.

(b)           In furtherance and not in limitation of the foregoing, each of the Purchaser and the Company will make any appropriate Filings pursuant to any Competition Law with respect to the Transactions (as determined by the mutual agreement of Purchaser and the Company within five (5) Business Days after the date hereof) as promptly as practicable (and in any event within twenty (20) Business Days) after the date hereof and subject to Section 6.01(a) use their reasonable best efforts (i) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Competition Law and (ii) to cause the expiration or termination of the applicable waiting periods under such Competition Law, or the receipt of any requisite clearances and approvals under such Competition Law, as soon as practicable; provided that, for the avoidance of doubt, the Parties agree that neither Party shall be obligated to make any Filing pursuant to the Competition Laws set forth on Section 6.01(b) of the Company Disclosure Schedule prior to the Acceptance Time.

(c)           To the extent permitted by Applicable Law, and subject to Section 6.01(a) each of the Purchaser and the Company will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other Party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the Transactions, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such Party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting Party will permit the other Party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other Party in connection with, any such Filing, communication or inquiry and further each of the Company and the Purchaser will furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by private party, in each case regarding any of the Transactions, and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other Party the opportunity to attend and participate in such meetings and conferences.

Section 6.02.      Certain Filings. The Company and the Purchaser will cooperate with one another (i) in connection with the preparation of the Offer Documents, (ii) in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the Transactions and (iii) subject to Section 6.01(a), in taking such actions or making any such Filings, furnishing information required in connection therewith or with the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.03.      Public Announcements. Promptly following the execution and delivery the Parties shall issue a joint press release announcing the execution of this Agreement and the Transactions in the form previously agreed upon by the Company and the Purchaser. Following such initial press release, (a) the Purchaser and the Company will consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the other Transaction Documents or the Transactions and (b) neither the Purchaser nor the Company will issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other Party; provided, however, that the restrictions set forth in this Section 6.03 will not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the Parties will use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) cooperate (at the other Party’s expense) in connection with the other Party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 5.02 with respect to the matters contemplated by Section 5.02 (or by the Purchaser in response thereto). Notwithstanding the foregoing, the Parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 6.04.      Notice of Certain Events. Each of the Company and the Purchaser will promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(b)           any notice or other communication received by the Company or any of its Affiliates or the Purchaser or any of its Affiliates from any Governmental Authority in connection with the Transactions.

provided, however, that the delivery of any notice pursuant to this Section 6.04 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.05.      Non-Solicit. During the period commencing on the date hereof and ending on the date that is three years after the Offer Closing Date, Purchaser shall not and shall ensure that its Affiliates (and any person acting on behalf of or in concert with Purchaser or any of its Affiliates, other than, after the Acceptance Time, the Company Entities) shall not, directly or indirectly, solicit for employment or hire any officer, director, or employee of any Company Entity. The restrictions of this Section 6.05 shall not prohibit Purchaser, however, from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such persons, or (ii) hiring any such person (A) who approaches Purchaser in response to such advertisements or general solicitations, (B) who contacts Purchaser on his or her own initiative without any direct or indirect solicitation from Purchaser or (C) whose employment with Company has ceased for a period of at least six (6) months prior to any solicitation or hiring.

Section 6.06.      Lock-Up.

(a)           Following the date hereof and ending on the date that is nine months after the Offer Closing Date (the “Lock-Up Period”), the Purchaser shall not and shall ensure that its Affiliates (and any person acting on behalf of or in concert with the Purchaser or any of its Affiliates) shall not, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Company Securities, or (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Securities, in cash or otherwise. Notwithstanding the foregoing, during the Lock-Up Period, the Purchaser may transfer Company Securities pursuant to a bona fide Third Party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock, involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Company Securities shall remain subject to the restrictions of this Section 6.06.

(b)           Following the Lock-Up Period, the Purchaser may not Transfer a number of Shares greater than 50% of the outstanding Shares to any single Third Party (or group of Third Parties acting in concert) (the “Proposed Transferee”), in any transaction or series of related transactions (a “Significant Sale Transaction”), without first complying with this Section 6.06(b). Before consummating any Significant Sale Transaction, the Purchaser must provide the Company’s then independent directors (the “Independent Directors”) with thirty (30) days’ advance written notice (the “Notice Period”) of such Significant Sale Transaction, setting forth in such notice the material terms of and any material documentation relating to such Significant Sale Transaction (the “Material Sale Terms”). If the Purchaser receives during the Notice Period a written notice (the “Objection Notice”) signed by a majority of the Independent Directors, which Objection Notice includes a copy of a bona fide offer from a Third Party (the “Alternative Transferee”) to engage in the Significant Sale Transaction with the Purchaser on all of the Material Sale Terms and to enter into a definitive written agreement with respect to the Significant Sale Transaction within 30 days after the date of the Objection Notice, then the Purchaser may not consummate the Significant Sale Transaction with the Proposed Transferee without first engaging in good faith discussions and negotiations (if sought by the Independent Directors or the Alternative Transferee), for a period of not less than ten (10) Business Days from the date of its receipt of the Objection Notice (the “Discussion Period”), with the Independent Directors and Representatives of the Alternative Transferee with respect to the proposal by the Alternative Transferee to enter into the Significant Sale Transaction. Without limiting the foregoing, for the avoidance of doubt, nothing in this Section 6.06(b) shall obligate the Purchaser to sell any of its Shares to the Alternative Transferee, or prevent or prohibit the Purchaser from proceeding with the Significant Sale Transaction with the Proposed Transferee, if an Objection Notice is not received during the Notice Period, following the expiration of the Notice Period, or, if an Objection Notice is received during the Notice Period, following the expiration of the Discussion Period.

Section 6.07.      Board Approvals. The Purchaser agrees that the Purchaser will, and procures that any of its Affiliates holding Shares in the Company will, following the Offer Closing Date, vote in favor and approve, at any general meeting of the Company’s shareholders: (i) the 2025 Distribution Policy of the Company as approved by the Company Board on March 11, 2025, including the dividend distribution plan (the “Distribution Policy”), (ii) a distribution of dividends of an amount equal to (and to be allocated to) the interim dividends of $17,500,000 declared by the Company Board on March 11, 2025, (iii) the annual accounts of the Company (solus) for the financial year ending December 31, 2024 and the Company Audited Financial Statements and the discharge (quitus) of each member of the Company Board for the proper performance of their duties and (iv) the amendment and restatement of the Company Articles in the form attached hereto as Exhibit B (the “Amended Articles”).

Section 6.08.      Other Purchases. During the Pre-Closing Period, Purchaser agrees that it will not, and will not cause any direct or indirect Affiliate to, without the consent of the Company, acquire any Company Securities except pursuant to the Offer.

Section 6.09.      Indemnification of Officers and Directors.

(a)           The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Acceptance Time (whether asserted or claimed prior to, at or after the Acceptance Time) now existing in favor of the current or former directors or officers of any Company Entity and any indemnification or other similar agreements of any Company Entity, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and the Purchaser shall use its reasonable best efforts to cause the Company Entities to perform their obligations thereunder. Without limiting the foregoing, following the Acceptance Time, the Purchaser shall use its reasonable best efforts to cause the Company Entities to, and the Company agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Acceptance Time, a director, officer or manager of any Company Entity or who is as of the date of this Agreement, or who thereafter commences prior to the Acceptance Time, serving at the request of any Company Entity as a director, officer or manager of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Acceptance Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer or manager of any Company Entity or is or was serving at the request of any Company Entity as a director, officer or manager of another Person, whether asserted or claimed prior to, at or after the Acceptance Time, to the fullest extent permitted under Applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Company Entities, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Company Entities, as applicable, as in effect on the date of this Agreement, to the fullest extent permitted under Applicable Law.

(b)           In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall use reasonable best efforts to ensure that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.09.

(c)           The provisions of this Section 6.09 (i) shall survive the acceptance of Shares for payment pursuant to the Offer, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by Applicable Law, this Section 6.09 may not be amended, altered or repealed after the Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 6.10.      Management Compensation. The Purchaser acknowledges and agrees that the Company has made available to the Purchaser the Company Entities’ compensation program for management, including salaries and employee benefits as of the date hereof (the “Compensation Program”). Following the Acceptance Time, the Purchaser will use reasonable best efforts to cause the Company Entities to provide employees with a compensation program that is no less favorable to employees than the Compensation Program. Purchaser acknowledges and agree that it does not intend to cause the termination of any employment arrangement in effect as of the date hereof; provided that, for the avoidance of doubt, nothing in this Section 6.10 shall constitute a guarantee or assurance of continued employment for the Company Entities’ employees.

Section 6.11.      Severance; Equity Grants. The Parties acknowledge and agree that (i) during the Pre-Closing Period, the Company may enter into severance arrangements with certain senior management of the Company, which severance arrangements will provide for enhanced severance upon a qualifying involuntary termination of employment consistent with the terms disclosed by the Company to the Purchaser in writing prior to the date hereof; and (ii) on the Acceptance Time or immediately thereafter, the Company will (and the Purchaser shall use reasonable best efforts to cause the Company to) implement a performance-based award program and grant awards thereunder to certain of the Company Entities’ employees; provided that no such program or award implemented pursuant to this Section 6.11 shall provide for acceleration of vesting or benefits as a result of the consummation of the Offer or any of the other Transactions without the prior written consent of the Purchaser.

Section 6.12.      Continued Listing Requirement. Following the Acceptance Time, the Purchaser may not, without the approval of a majority of the Independent Directors, take any action to cause the Company to fall below the continued listing requirements of the NYSE.

Article 7
TERMINATION

Section 7.01.      Termination. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

(a)           by mutual written agreement of the Company and Purchaser;

(b)           by either the Company or Purchaser, if:

(i)           the Acceptance Time has not occurred on or before June 24, 2025 (the “End Date”), as the End Date may be extended by mutual written agreement of the Purchaser and the Company, provided that if each of the Offer Conditions set forth in Annex I has been satisfied or waived, if permitted hereby and by Applicable Law (other than those Offer Conditions that, by their nature, are to be satisfied at the expiration of the Offer, but subject to the satisfaction (or waiver, if permitted hereby and by Applicable Law) of those conditions) except for any one or more of the Offer Conditions set forth in clause (c)(i), clause (c)(ii) or clause (c)(iii) of Annex I, then the End Date shall automatically be extended for up to two additional periods of up to sixty (60) days) each; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) will not be available to any Party whose breach of any provision of this Agreement results in the failure of the Acceptance Time to have occurred by the End Date, as it may have been extended; or

(ii)           a court of competent jurisdiction or other Governmental Authority having authority over the Purchaser or any of the Company Entities shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, Shares pursuant to the Offer, or (ii) making the acquisition of or payment for Shares pursuant to the Offer illegal; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(ii) if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such Party to fulfill any of its obligations under this Agreement; or

(iii)           there is any Applicable Law that makes consummation of the Offer illegal or otherwise prohibited, and such Applicable Law has become final and nonappealable;

(c)           by the Purchaser, if, prior to the Acceptance Time:

(i)           a Triggering Event shall have occurred;

(ii)           a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement will have occurred that would cause the conditions set forth in clause (c)(iv) or clause (c)(v) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from the Purchaser of such breach or failure; or

(d)           by the Company, if, prior to the Acceptance Time:

(i)           (A) the Company has fully complied with the provisions of Sections 2.02(b) and 5.02, (B) the Company Board has withdrawn or modified in a manner adverse to the Purchaser the Company Board Recommendation on the basis of (and determined to enter into a definitive agreement in respect of) a Superior Proposal, all in accordance with this Agreement, (C) the Company shall have paid to the Purchaser the fee required to be paid to the Purchaser pursuant to Section 7.03(b) and (D) the Company enters into such definitive agreement relating to such Superior Proposal immediately following the termination of this Agreement; or

(ii)           a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement has occurred that would reasonably be expected to prevent the Purchaser from consummating the Offer and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Purchaser does not cure such breach or failure within 30 days after receipt by the Purchaser of written notice from the Company of such breach or failure.

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) will give written notice of such termination to the other Party.

Section 7.02.      Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement will become void and of no effect without liability of any Party (or any shareholder or Representative of such Party) to the other Party; provided, however, that (a) if such termination results from either Party’s fraud or the willful (i) failure of either Party to fulfill a condition to the performance of the obligations of the other Party or (ii) breach by either Party of this Agreement, such Party will be fully liable for any and all liabilities and damages incurred or suffered by the other Party as a result of such failure, and (b) the provisions of Section 6.03, this Article 7 and Article 9 will survive any termination hereof pursuant to Section 7.01.

Section 7.03.      Expenses; Termination Fees.

(a)           Except as set forth in this Section 7.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not any Shares are purchased pursuant to the Offer.

(b)           If this Agreement is terminated by the Purchaser pursuant to Section 7.01(c)(i) or by the Company pursuant to Section 7.01(d)(i), then the Company shall pay to the Purchaser, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $25,000,000. In the case of any termination of this Agreement by the Purchaser pursuant to Section 7.01(c)(i), the fee referred to in the preceding sentence shall be paid by the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 7.01(d)(i), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(c)           If the Company fails to pay when due any amount payable under Section 7.03(b) then (i) the Company shall reimburse the Purchaser for all costs and expenses (including fees and disbursements of legal counsel) incurred in connection with the collection of such overdue amount and the enforcement of the Purchaser’s rights under this Section 7.03, and (ii) the Company shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the recipient in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Article 8
SURVIVAL

Section 8.01.      No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

Section 8.02.      Survival of Covenants, Agreements and Obligations. (i) The covenants and agreements of the Parties set forth herein that require performance or fulfilment at or prior to the Acceptance Time, shall terminate effective as of the Acceptance Time without the need for any further action by any Person and shall not survive the Acceptance Time for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto and (ii) the covenants and agreements set forth herein and in the Registration Rights Agreement that require performance in whole or in part after the Acceptance Time shall survive in accordance with their respective terms, if any, until fully performed. This Article 8 shall survive the Acceptance Time.

Article 9
MISCELLANEOUS

Section 9.01.      Notices. All notices, requests and other communications to any Party hereunder will be in writing (i) by hand, by reliable overnight courier service (providing proof of delivery), or by United States registered or certified mail, postage prepaid (return receipt requested) or (ii) by email, with confirmation of receipt, to the address specified in this subsection:

(a)           if to the Purchaser, to:

Tether Investments, S.A. de C.V.
Final Av. La Revolucion, San Benito Edif. Centro,
Corporativo Presidente Plaza Nivel 12
San Salvador, Republica de El Salvador
Attention:	***
Email:	***

with copies (which will not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention:	Daniel Woodard
David Lipkin
Email:	dwoodard@mwe.com
dlipkin@mwe.com

(b)           if to the Company, to:

Adecoagro S.A.
28, Boulevard F.W. Raiffeisen,
L - 2411 Luxembourg
Grand Duchy of Luxembourg
Attention:	***
***
Email:	***
***

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Maurice Blanco
James Dougherty
Email:	maurice.blanco@davispolk.com
james.dougherty@davispolk.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.02.      Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (x) no amendment will be made that decreases the Offer Price and (y) any agreement by the Company to any amendment or waiver will require the approval of a majority of the directors then in office who were not designated to the Company Board by the Purchaser, and (ii) there will be no amendment or waiver that would require the approval of the shareholders of the Company under Applicable Law without such approval having first been obtained.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.03.      Company Disclosure Schedule and SEC Document References.

(a)           The Parties agree that any reference in a particular Section of either the Company Disclosure Schedule will only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, agreements and obligations, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent.

(b)           The Parties agree that any information contained in any part of any Company SEC Document described in the first sentence of Article 3 will only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent; provided that in no event will any information contained in any part of any such Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other statements that are predictive, cautionary or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 9.04.      Binding Effect; Benefit; Assignment; Third Party Beneficiaries.

(a)           The provisions of this Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b)           No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, except that the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment will not relieve the Purchaser of its obligations hereunder or enlarge, alter or change any obligation of the Company or due to the Purchaser or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

(c)           Following the Acceptance Time, the Independent Directors shall be express third party beneficiaries of this Agreement and shall be entitled to enforce, directly or indirectly, the terms of this Agreement against the Purchaser.

(d)           Following the Acceptance Time, the provisions of Section 6.09 are intended to be for the benefit of, and will be enforceable by, the Indemnified Persons.

Section 9.05.      Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon each Party and its Representatives and their respective Affiliates, heirs, successors and assigns, and will inure to the benefit of each Party and its Representatives and the respective Affiliates, heirs, successors and assigns of the foregoing. This Agreement will be governed by and construed in accordance with the laws of New York (without giving effect to principles of conflicts of laws). Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, will be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Rules, which are deemed to be incorporated by reference herein. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. All proceedings, including any negotiations, mediations, arbitrations and/or litigations, conducted pursuant to this Agreement will be confidential. Except as may be required by law, neither a Party nor any arbitrator(s) may disclose or publish the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both Parties. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 9.06.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including electronic means), each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party has received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.07.      Entire Agreement. This Agreement, the other Transaction Documents and the Nondisclosure Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 9.08.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.09.      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Section 7.01, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 9.07, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Tether Investments, S.A. de C.V.

By:	/s/ Giancarlo Devasini
	Name:	Giancarlo Devasini
	Title:	Sole Administrator

ADECOAGRO S.A.

By:	/s/ Mariano Bosch
	Name:	Mariano Bosch
	Title:	Chief Executive Officer

By:	/s/ Emilio Federico Gnecco
	Name:	Emilio Federico Gnecco
	Title:	Chief Financial Officer

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(a)           this Agreement has been terminated in accordance with its terms;

(b)           immediately prior to the Acceptance Time there has not been validly tendered and not validly withdrawn in accordance with the terms of the Offer not less than a number of Shares that, when added to the Shares already owned by the Purchaser as of the date hereof, represents at least 51% of the Fully Diluted Shares (such number of Shares, the “Minimum Share Number” and the condition set forth in this clause (b), the “Minimum Condition”); or

(c)           immediately prior to the Acceptance Time, any of the following conditions exists:

(i)              any Applicable Law has been enacted, enforced, promulgated, issued or deemed applicable to the Offer, by any Governmental Authority in any jurisdiction in which either the Purchaser or the Company has material business operations that renders illegal or otherwise restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Purchaser;

(ii)             there has been instituted or pending any Proceeding by any Governmental Authority in any jurisdiction in which the Company has material business operations that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer;

(iii)           there has been instituted or pending any Proceeding by any Governmental Authority in any jurisdiction in which the Purchaser has material business operations that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer;

(iv)           (A) any of the representations and warranties of the Company contained in any of Section 3.01, Section 3.02, Section 3.05 or Section 3.13 that are qualified as to materiality or Company Material Adverse Effect is not true and correct in all respects and any such representations and warranties that are not so qualified are not true and correct in all material respects or (B) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) are not true and correct with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) and (B) as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct only as of such time);

(v)           the Company has breached or failed to perform in all material respects any of its covenants, agreements or obligations under this Agreement;

(vi)           there has occurred or exists any Event which, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(vii)          the Purchaser has not received a certificate executed by an authorized executive officer of the Company dated as of the date on which the Expiration Time occurs certifying that the Offer Conditions specified in paragraphs (c)(iv), (v) and (c)(vi) above do not exist.

Subject to the terms and conditions of this Agreement, the Offer Conditions set forth in paragraphs (c)(iii)-(c)(vii) above are for the sole benefit of the Purchaser and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by the Purchaser, in whole or in part, at any time, at the sole discretion of the Purchaser. All other Offer Conditions may be waived by the Purchaser only with the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

EXHIBIT A

Registration rights AGREEMENT

EXHIBIT B

AMENDED aRTICLES OF ASSOCIATION

Exhibit B

****************************************************

Amended and Restated Articles of Incorporation

**********************************************************

FORM, DENOMINATION, DURATION, REGISTERED OFFICE

Article 1.          Form, Name

There exists a company in the form of a société anonyme, under the name of Adecoagro S.A. (the "Company").

Article 2.          Duration

The Company is established for an undetermined duration. The Company may be dissolved at any time by a resolution of the Shareholders adopted in the manner required for the amendment of these Articles of Incorporation.

Article 3.          Registered office

3.1             The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a General Meeting or by a resolution of the Board of Directors in which case the Board of Directors shall have the power to amend the Articles accordingly.

3.2             The address of the registered office may be transferred within the municipality by decision of the Board of Directors.

3.3             The Company may have offices and branches, both in Luxembourg and abroad.

3.4             In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors

PART I. PURPOSE, OBJECT

Article 4.          Purpose, Object

4.1             The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner in, development, licensing or sub licensing, of any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2             The Company may borrow in any form and proceed to the issue by private or public of bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.3             In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit (including up stream or cross stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.4             Finally, the Company can perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

PART II. SHARE CAPITAL – SHARES

Article 5.          Share capital

5.1.           The Company has an issued share capital of one hundred and sixty-seven million seventy-two thousand seven hundred and twenty-two US Dollars and fifty cents (USD 167,072,722.50) represented by a total of one hundred and eleven million three hundred and eighty-one thousand eight hundred and fifteen (111,381,815) fully paid Shares, each with a nominal value of one US Dollar and fifty cents (USD1.5), with such rights and obligations as set forth in the present Articles.

The Company has an authorized share capital of two hundred and twenty million two hundred and eighty-seven thousand two hundred and sixty-seven US Dollars (USD 220,287,267), including the issued share capital, represented by one hundred and forty-six million eight hundred and fifty-eight thousand one hundred and seventy-eight (146,858,178) shares, each with a nominal value of one US Dollar and fifty cents (USD 1.50). The Company's authorized share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid from 15 April 2020 and until 15 April 2025. The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue shares within the limits of the authorized (unissued) share capital against contributions in cash or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve while reserving a preemptive subscription right to existing shareholders for any issue of shares.

5.2.           The issued and the authorised un-issued share capital of the Company may be increased or reduced one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by law for any amendment of these Articles of Incorporation.

5.3.           The Company may not issue fractional Shares. The Board of Directors shall be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.4.           The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time within the limits laid down by law.

5.5.           Any Share premium shall be freely distributable in accordance with the provision of these Articles.

Article 6.          Securities in registered form only

6.1.           Shares

6.1.1           Shares of the Company are in registered form only.

6.1.2            A register of Shares will be kept by the Company and will be available for inspection by any registered shareholder. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.1.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.1.7 of the present Articles, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.1.3           The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered shares entered therein and the holders of shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company's registered office may always be requested.

6.1.4           Subject to the provisions of Article 6.1.7, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. The Company shall be completely free from any responsibility in dealing with such registered Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered Shares. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

6.1.5           The Board may decide that no entry shall be made in the register of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board sets a shorter time limit.

6.1.6           All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest address communicated by the Shareholder to the Company.

6.1.7           Where Shares are recorded in the register of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as "Depositaries") or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate in proper form - will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.1.8           Upon the written request of a Shareholder, registered nominative Share certificate(s) recording the entry of such Shareholder in the register of Shareholders may be issued in such denominations as the Board of Directors shall prescribe to the requesting Shareholder and, in the case provided for in Article 6.1.7 of the present Articles and upon request, to the Depositaries or sub-depositaries recorded in the register(s). The certificates so issued shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the Board of Directors. Such certificates shall be signed manually or by facsimile by two (2) Board Members. Lost, stolen or mutilated certificates will be replaced by the Company upon such evidence, undertakings and indemnities as may be deemed satisfactory to the Company, provided that mutilated share certificates shall be delivered before new certificates are remitted.

6.1.9           The Shares are indivisible vis-à-vis the Company which will recognise only one holder per Share. In case a Share is held by more than one person, the persons claiming ownership of the Share will be required to name a single proxy to represent the Share vis-à-vis the Company. The Company has the right to suspend the exercise of all rights attached to such Share until one person has been so appointed. The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

6.2.           Other Securities

6.2.1           Securities (other than Shares which are covered by article 6.1) of the Company are in registered form only unless otherwise provided for in the terms and conditions of the Securities.

6.2.2           The provisions of article 6.1 shall apply mutatis mutandis.

Article 7.          Shareholder Rights / Obligations

7.1.            Voting Rights

7.1.1           Subject as set forth in the present Articles, each Share shall be entitled to one vote at all General Meetings of Shareholders.

7.2.            Obligations

7.2.1           Any person or group of persons acting in concert holding or acquiring eighty percent (80%) or more of the outstanding Shares or of the voting rights in the Company (including as a result of a repurchase of Shares or other securities of the Company by (directly or indirectly) the Company or its subsidiaries), shall be obliged to make, or cause to be made, in each country where the Company's securities are admitted to trading on a Regulated Market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding Shares and securities giving access to Shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter, collectively, “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each country concerned.

7.2.2           In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down in the first paragraph of this Article 7.2.

7.2.3           The provisions of Article 7.2 above shall not apply:

7.2.3.1        to the Company itself in respect of shares directly or indirectly held in treasury;

7.2.3.2       to a common or central depository of the Shares for the purposes of a listing or trading of the Shares; acting as such, provided that said depository may only exercise the voting right attached to such Shares if they have received instructions from the (beneficial) owner of the Shares, the provisions of Article 7.2 thereby applying to the (beneficial) owner of the Shares,

7.2.3.3       to the acquisition of Shares resulting from a public offer for the acquisition of all the Shares in the Company and all of the securities linked to capital;

7.2.4         Voting rights are calculated on the basis of the entirety of the outstanding Shares to which voting rights are attached even if the exercise of such voting rights is suspended.

PART III. MANAGEMENT OF THE COMPANY

Article 8.           Management of the Company – Board of Directors

8.1.           The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company.

8.2.           All powers not expressly reserved by the law or by the Articles of the Company to the General Meeting shall be within the competence of the Board of Directors.

8.3.           Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 9.          Composition of the Board of Directors

9.1.           The Company shall be managed by a Board of Directors composed of a minimum of three (3) Directors and a maximum of eleven (11) (unless otherwise provided for herein) who may but do not need to be Shareholders of the Company.

9.2.           The Directors are appointed by the General Meeting of Shareholders for a period of up to three (3) years; provided however the Directors shall be elected on a staggered basis, with one third (1/3) of the Directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual general meeting held following the third anniversary of the appointment. 1The Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority vote of votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election indefinitely.

9.3.           The Board of Directors must always include at least three (3) Directors which qualify as independent members of the Board of Directors.

9.4.           Any Shareholder (other than the Company in respect to treasury shares, or a common depository) holding or controlling more than fifty percent (50%) of the outstanding Shares shall be entitled (but not obliged) to nominate candidates for appointment to the Board of Directors up to the Candidate Number.

9.5.           In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors may fill such vacancy and appoint a successor in accordance with applicable law and the Articles.

Article 10.        Chairman

10.1           The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members (the “Chairman”). The Chairman shall preside over all meetings of the Board of Directors and of Shareholders including class meetings. In the absence of the Chairman of the Board, a chairman determined ad hoc, shall chair the relevant meeting.

10.2           In case of a tie the Chairman (or any other Board member) shall not have a casting vote.

Article 11.        Board Proceedings

11.1           The Board of Directors shall meet upon call by (or on behalf of) the Chairman or any two Directors. The Board of Directors shall meet as often as required by the interest of the Company.

11.2           Notice of any meeting of the Board of Directors must be given by letter, cable, telegram, telephone, facsimile transmission, telex or e-mail advice to each Director, two (2) days before the meeting, except in the case of an emergency, in which event a twenty four (24) hours notice shall be sufficient. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented have waived the convening notice in writing, by fax or email.

11.3           Meetings of the Board of Directors may be held physically or, in all circumstances, by way of conference call (or similar means of communication which permit the participants to communicate with each other).

11.4           Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may represent more than one of the other Directors.

11.5           The Board of Directors may deliberate and act validly only if the majority of the Board members (able to vote) are present or represented. Subject to Article 11.6 and Article 23, decisions shall be taken by a simple majority of the votes validly cast by the Board members present or represented (and able to vote).

11.6           Any related party transaction (as defined under Item 7.B of Form 20-F promulgated by the United States Securities and Exchange Commission) shall be subject to the prior authorisation of the Board deciding at simple majority provided that such majority includes at least a majority of the independent members of the Board of Directors.

11.7           Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means, which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

11.8           The Board of Directors may also in all circumstances with unanimous consent pass resolutions by circular means and written resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission, or e-mail.

11.9           The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairman, the chairman (ad hoc) of the relevant meeting or by any two (2) Directors (including at least one independent member of the Board of Directors) or as resolved at the relevant Board meeting or any subsequent Board meeting.

Article 12.               Delegation of power, committees, secretary

12.1           The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

12.2           The Board of Directors may (but shall not be obliged to unless required by law) establish one or more committees (including without limitation an audit committee, a risk and commercial committee, a strategy committee, and a compensation committee) and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto (subject as to the audit committee as set forth below).

12.2.1.       Audit Committee: in the case the Board of Directors decides to set up an audit committee (the “Audit Committee”), such Audit Committee shall be composed of at least three (3) members and the Board of Directors shall appoint one of the members of the Audit Committee as the chairperson of the Audit Committee. The Audit Committee shall (a) assist the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, including periodically reporting to the Board of Directors on its activity and the adequacy of the Company’s systems of internal controls over financial reporting; (b) make recommendations for the appointment, compensation, retention and oversight of, and consider the independence of, the Company’s external auditors; (c) review and approve related party transactions (as defined under Item 7.B of Form 20-F promulgated by the United States Securities and Exchange Commission) (other than transactions that were reviewed and approved by the independent members of the Board of Directors (if any) or other governing body of any subsidiary of the Company or through any other procedures as the Board of Directors may deem substantially equivalent to the foregoing) to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries; and (d) perform such other duties imposed to it by the laws and regulations of the Regulated Market(s) on which the shares of the Company are listed applicable to the Company, as well as any other duties entrusted to it by the Board of Directors. The Board of Directors shall allocate to the Audit Committee the necessary resources and authority to fulfil its functions.

12.2.2        Compensation Committee: in the case the Board of Directors decides to set up an compensation committee (the “Compensation Committee”), such Compensation Committee shall review and approve the compensation and benefits of the executive officers and other key employees of the Company and its group, and make recommendations to the Board of Directors regarding principles for compensation, performance evaluation, and retention strategies. The Compensation Committee (if any) shall be responsible for designing and administering the Company’s equity-based incentive plans of the Company and its group.

12.2.3        Risk Committee: in the case the Board of Directors decides to set up a risk committee (the “Risk Committee”), such Risk Committee shall assist the Board of Directors in fulfilling its oversight responsibilities with regard to (i) evaluating the risks inherent in the business of the Company and its group and the control processes with respect to such risks; (ii) the assessment and review of credit, market, commercial, fiduciary, liquidity, reputational and operational risks; and (iii) to review the implementation of commercial decisions undertaken by the Company with respect of the foregoing.

12.2.4        Strategy Committee: in the case the Board of Directors decides to set up a strategy committee (the “Strategy Committee”), such Strategy Committee shall assist the Board of Directors in fulfilling its oversight responsibilities with regard to (i) maintaining a cooperative, interactive strategic planning process with executive officers, including for (a) the identification, review and setting of strategic goals, and (b) the review of potential acquisitions, joint ventures and strategic alliances and dispositions; (ii) the making of recommendations as to the means of pursuing strategic goals; and (iii) the review and implementation of strategic decisions and the Company´s overall development plan.

12.3           The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his responsibilities, powers and authorities.

Article 13.        Binding Signature

The Company will be bound by the joint signature of any two (2) Directors or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company the Company will be bound by the sole signature of the administrateur délégué ("Chief Executive Officer" or "CEO") or any person or persons to whom such signatory power shall be delegated by the Board of Directors.

Article 14.        Board Compensation. Indemnification

14.1           The compensation of the Board of Directors will be decided by the General Meeting.

14.2           The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 14.3, every person who is, or has been, a Director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such Director or officer and against amounts paid or incurred by him in the settlement thereof. The words "claim", "action", "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words "liability" and "expenses" shall include without limitation attorneys' fees, costs, judgements, amounts paid in settlement and other liabilities.

14.3           No indemnification shall be provided to any Director or officer:

14.3.1        Against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

14.3.2        With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

14.3.3        In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

14.4           The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

14.5           Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 15.        Conflicts of Interest

15.1           Subject to Article 11, no contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors, member of any committee or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director, member of any committee or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2           In the event a Director or a member of any committee has a direct or indirect financial interest conflicting with that of the Company in a transaction which has to be considered by the Board of Directors or the committee, such Director or member of any committee shall indicate such conflict of interest to the Board or, as the case may be, the committee and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board or at committee level shall be reported to respectively the next General Meeting of Shareholders or the Board of Directors’ meeting before any resolution as and to the extent required by law.

PART IV. GENERAL MEETINGS OF SHAREHOLDERS

Article 16.        General Meetings of Shareholders

16.1           Any regularly constituted General Meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

16.2           Bond holders are not entitled to attend the General Meeting.

16.3           The annual general meeting of Shareholders as well as any other meetings of Shareholders shall be held in the Grand Duchy of Luxembourg at such place and time as indicated in the notice of the meeting.

16.4           General Meetings shall be convened in accordance with the provisions of law and in the case the Shares of the Company are listed on a Regulated Market, in accordance with the publicity requirements of such Regulated Market applicable to the Company. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

16.5           In case the shares of the Company are not listed in a any Regulated Market, all Shareholders recorded in the share register on the date of the General Meeting are entitled to be admitted in the General Meeting; provided, however, that in case the Shares of the Company are listed on a Regulated Market, the Board of Directors may determine a date preceding the General Meeting as the record date for admission to the General Meeting (the “Record Date”).

16.6           Where, in accordance with the provisions of Article 6.1.7 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.1.7 must be received by the Company (or its agents as set forth in the convening notice) no later than the day preceding the fifth (5th) working day before the date of the General Meeting unless the Board fixes a different period. Such certificates must (unless otherwise required by applicable law) certify the fact that the Shares in the account shall be blocked until the close of the General Meeting. All proxies must be received by the Company (or its agents) by the same deadline provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

16.7           The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

16.8           Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.

Article 17.        Majority and quorum at the General Meeting

17.1           At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

17.2           Subject to Article 17.3, at any extraordinary General Meeting of Shareholders for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued share capital of the Company. If the said quorum is not present, a second Meeting may be convened at which there shall be no quorum requirement. In order for the proposed resolutions to be adopted at such a General Meeting, and save as otherwise provided by law or Article 17.3, a two thirds (2/3) majority of the votes validly cast at any such General Meeting.

17.3           Any direct or indirect amendment of Article 7, Article 9.3, Article 11.6, Article 17.2, Article 23 and this Article 17.3 or any of the provisions thereof shall, in addition to the majority required by law, always be subject to a 90% majority of the outstanding voting rights in the Company.

PART V. AMENDMENT OF ARTICLES

Article 18.        Amendments of Articles

The Articles of Incorporation may be amended from time to time by a resolution of the General Meeting of Shareholders to the quorum and voting requirements provided by the laws of Luxembourg and as may otherwise be provided herein.

PART VI. ACCOUNTING YEAR, AUDITOR

Article 19.        Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on thirty-first of December of each year.

Article 20.        Auditor

The Company’s annual accounts shall be audited by one or more independent auditors, appointed by the General Meeting at the Board of Directors’ recommendation (or if so resolved by the Board of Directors, the recommendation of the Audit Committee, if any). The General Shareholders’ Meeting shall determine the number of independent auditors and the term of their office, which shall not exceed one (1) year. They may be reappointed and dismissed at any time by the General Shareholders’ Meeting at the Board of Directors’ recommendation (or if so resolved by the Board of Directors, the recommendation of the Audit Committee, if any).

PART VII. DISTRIBUTIONS, WINDING UP

Article 21.        Distributions

21.1           From the annual net profits of the Company, five per cent (5%) shall be allocated to an un-distributable reserve required by law. This allocation shall cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

21.2           The General Meeting of Shareholders, upon recommendation of the Board of Directors, will determine how the remainder of the annual net profits will be disposed of, including by way of stock dividend.

21.3           Interim distributions may be declared and paid (including by way of staggered payments) by the Board of Directors subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution.

21.4           In the event it is decided by the General Meeting, or in the case interim distributions declared by the Board, that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders he deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine.

Article 22.        Liquidation

22.1           In the event of the dissolution of the Company for whatever reason or whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Luxembourg law of 10th August 1915 on commercial companies. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

PART VIII. RESTRICTION ON SHAREHOLDER RIGHTS

Article 23.        Waiver and/or Suspension of Voting Rights

23.1           A Shareholder may individually decide not to exercise and waive, temporarily or permanently, all or part of its voting rights and the exercise thereof. The waiving Shareholder is bound by such waiver.

23.2           The Board may suspend the voting rights of any Shareholder that it determines (acting reasonably and in good faith) to be in breach of its obligations as described by the Articles, or any subscription, transaction, governance, shareholders or like agreement; and voting (and such other rights as provided for herein) rights shall be suspended by operation of the Articles as and to the extent provided for in these Articles. Such Board decision shall be taken by simple majority provided that such majority includes at least a majority of the independent members of the Board of Directors.

23.3           In case the exercise of the voting rights has been waived by one or several Shareholders or are suspended in accordance with the Articles, such Shareholders may attend any General Meeting of the Company but the Shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with.

PART IX. SOLE SHAREHOLDER, DEFINITIONS, APPLICABLE LAW

Article 24.        Sole Shareholder

If, and as long as one Shareholder holds all the Shares of the Company, the Company shall exist as a single Shareholder company pursuant to the provisions of Company Law. In the event the Company has only one Shareholder, the Company may at the option of the sole Shareholder, be managed by one Director as provided for by law and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director (mutatis mutandis) who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

Article 25.        Definitions

Affiliate	Means, in relation to a person or entity, a person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person or entity. The term “Affiliated with” has a meaning correlative to the foregoing.

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time from time.

Board or Board of Directors	Means the Board of Directors (conseil d’administration) of the Company

Candidate Number	Means the number of candidates for nomination as directors, rounded up to the next whole number, determined by multiplying: (i) the total number of Directors on the Company Board (giving effect to any increase in the size of the Company Board effected pursuant to Article 9.4)); by (ii) a fraction having a numerator equal to the aggregate number of Shares then beneficially owned by the relevant Shareholder (and evidenced to the Company), and having a denominator equal to the total number of Shares then issued and outstanding; provided that such number of candidates shall be reduced to the extent necessary to comply with Article 9.3.

Control	Means, in relation to a person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

Director	Means a member of the Board of Directors or as the case may be, the sole Director of the Company.

General Meeting	Means the general meeting of Shareholders.

independent members of the Board of Directors	Means a Director who: (i) is not employed, and has not been employed within the five years immediately prior to the ordinary General Meeting at which the candidates to the Board of Directors will be voted upon, by the Company or any of its subsidiaries in an executive capacity; (ii) does not receive consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than fees received as member of the Board of Directors or any committee thereof and fees received as member of the board of directors or other governing body, or any committee thereof, of any of the Company’s subsidiaries); (iii) does not Control the Company; (iv) has not (and does not Control a business entity that has) a material business relationship with the Company, any of its subsidiaries, or the person that directly or indirectly Controls the Company, if such material business relationship would be reasonably expected to adversely affect the director’s ability to properly discharge its duties; (v) does not Control, and is not, and has not been within the five-year period immediately prior to the ordinary shareholders’ meeting at which the candidates to the Board of Directors will be voted upon, employed by, a (present or former) internal or external auditor of the Company, any of its subsidiaries or the person that directly or indirectly Controls the Company; and (vi) is not a spouse, parent, sibling or relative up to the third degree of, and does not share a home with, any person above described from (i) to (iv).

Regulated Market	Means any official stock exchange or securities exchange market in the European Union, the United States of America or elsewhere.

Shareholder	Means a duly registered holder of Shares of the Company.

Shares	Means the shares (actions) of the Company.

Article 26.        Applicable law

For anything not dealt with in the present Articles of Incorporation, the Shareholders refer to the relevant legislation.